For immediate release:
June 26, 2015

For more information:
Kim Graham, 980-819-6278
kim.graham@community1.com

Krisie Bassinger, 336-625-8202
krisie.bassinger@community1.com

CommunityOne Bank Announces Completion of Certus Acquisition in Lenoir, NC

Lenoir, NC- CommunityOne Bank, N.A. today announced the completion of its purchase of the Lenoir Branch of CertusBank, N.A. As part of this transaction, the Bank assumed the customer deposits of CertusBank from both its Lenoir and Granite Falls branches in western North Carolina. The purchase expands the Bank’s branch network to 12 branches in the Caldwell and Catawba areas and cements its position as the second largest community bank there.

“We welcome our new customers and employees of CertusBank,” said Bob Reid, President and CEO of CommunityOne. "This acquisition is a natural fit for our company, as we continue to look for opportunities to expand our footprint in key markets. We look forward to delivering a superior experience to our new customers in the Caldwell and Catawba areas and additional opportunities for our employees.”

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About CommunityOne Bancorp
CommunityOne Bancorp is the Charlotte, North Carolina-based bank holding company for CommunityOne Bank, N.A. Founded in 1907 as First National Bank of Asheboro, CommunityOne has grown into a $2.2 billion community bank, operating 45 branches throughout central, southern and western North Carolina, and Loan Production Offices in Raleigh and Winston-Salem. Through its network of branches and LPOs, CommunityOne offers a variety of consumer, mortgage and commercial banking services to retail and business customers, including loans, deposits, treasury management, wealth and online banking. CommunityOne Bancorp's shares are traded on the NASDAQ stock market under the symbol, "COB."